As filed with the Securities and Exchange Commission on June 4, 2020

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	35-2581557
(State of incorporation)	(I.R.S. Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Delek US Holdings, Inc. 2016 Long-Term Incentive Plan
(Full title of the plan)

Abigail Yates
Executive Vice President, General Counsel and Secretary
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
(Name and address of agent for service)

(615) 771-6701
(Telephone number, including area code, of agent for service)

Copies to:
Stephen C. Hinton
Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, Tennessee 37203
(615) 244-2582

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,120,000 shares (1)	$19.59 (2)	$41,530,800 (2)	$5,390.70 (3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan, as amended (the “2016 Plan”) as a result of adjustments for stock dividends, stock splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of the common stock, par value $0.01 per share (the “Common Stock”) of Delek US Holdings, Inc. (the “Company”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on June 1, 2020.

(3)
The Company is registering an additional 2,120,000 shares of Common Stock relating to the 2016 Plan. Pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.

EXPLANATORY NOTE

The Company previously filed with the Securities and Exchange Commission (the “SEC”) (A) a Registration Statement on Form S-8 on July 10, 2017 (Registration No. 333-219209) (the “Initial Registration Statement”) registering an aggregate of 7,592,221 shares of Common Stock comprised of (i) 3,331,055 shares of Common Stock that may be issued pursuant to outstanding equity awards and future equity awards to eligible participants under the 2016 Plan; (ii) 2,667,378 shares of Common Stock that may be issued pursuant to outstanding equity awards under the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan; and (iii) 1,593,788 shares of Common Stock that may be issued pursuant to outstanding equity awards and future equity awards to eligible participants under the Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan, and (B) a Registration Statement on Form S-8 on May 31, 2018 (Registration No. 333-225332) (the “Amendment Registration Statement,” and together with the Initial Registration Statement, the “Prior Registration Statement”) adding 4,500,000 shares of Common Stock to the number of shares of Common Stock available for issuance under the 2016 Plan.

On May 5, 2020, the Company’s stockholders approved an amendment to the 2016 Plan that increased the number of shares of Common Stock available for issuance under the 2016 Plan by 2,120,000 shares. This Registration Statement is being filed to register these additional 2,120,000 shares of Common Stock.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including each of the documents filed with the SEC and incorporated (or deemed to be incorporated) by reference therein, and each of the documents filed as exhibits thereto, are incorporated by reference herein except as otherwise updated or modified by this filing. All exhibits required by General Instruction E to Form S-8 are filed as exhibits hereto.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

We incorporate by reference in this Registration Statement the documents listed below, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 8, 2020;

•	all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2019; and

•
The disclosures set forth under the caption “Description of Delek Capital Stock” in the Company’s Registration Statement on Form S-4 (File No. 333-222014), first filed with the SEC on December 13, 2017, as amended on January 4, 2018.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.

Item 8.    Exhibits

Exhibit No.	Description of Exhibit

5.1	Opinion of Bradley Arant Boult Cummings LLP as to the validity of the securities being registered

10.1	Delek US Holdings, Inc. 2016 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 filed on June 1, 2016)

10.2	First Amendment to the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed on May 31, 2018)

10.3	Second Amendment to the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed on May 8, 2020.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (contained on the signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brentwood, State of Tennessee, on June 4, 2020.

DELEK US HOLDINGS, INC.

By:	/s/ Ezra Uzi Yemin
Name:	Ezra Uzi Yemin
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ezra Uzi Yemin and Avigal Soreq, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ezra Uzi Yemin	Director (Chairman), President and Chief Executive Officer (Principal Executive Officer)	June 4, 2020
Ezra Uzi Yemin
/s/ Reuven Spiegel	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 4, 2020
Reuven Spiegel

/s/ William J. Finnerty	Director	June 4, 2020
William J. Finnerty

/s/ Richard J. Marcogliese	Director	June 4, 2020
Richard J. Marcogliese

/s/ Gary M. Sullivan Jr.	Director	June 4, 2020
Gary M. Sullivan, Jr.

/s/ Vicky Sutil	Director	June 4, 2020
Vicky Sutil

/s/ David Wiessman	Director	June 4, 2020
David Wiessman

/s/ Shlomo Zohar	Director	June 4, 2020
Shlomo Zohar